UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 30, 2021

CymaBay Therapeutics, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	001-36500	94-3103561
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7575 Gateway Blvd., Suite 110

Newark, CA 94560

(Address of principal executive offices)

(510) 293-8800

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common stock, $0.0001 par value per share	CBAY	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On July 30, 2021 (the “Effective Date”), CymaBay Therapeutics, Inc. (“CymaBay”) entered into a Development Financing Agreement (the “Agreement”) with ABW Cyclops SPV LP, an affiliate of Abingworth LLP (“Abingworth”), pursuant to which Abingworth will provide funding to CymaBay to support its development of seladelpar for the treatment of primary biliary cholangitis (“PBC”).

Pursuant to the Agreement, Abingworth has committed to provide CymaBay up to $100.0 million in funding from Abingworth, of which $25 million is to be provided shortly after the Effective Date, $25 million is to be provided approximately three months after the Effective Date and $25 million is to be provided approximately six months after the Effective Date. CymaBay has an option to receive an additional $25 million (the “Optional Funding”) within approximately two months of the completion of enrollment of CymaBay’s Phase 3 RESPONSE clinical trial. Pursuant to the Agreement, CymaBay will be required to use commercially reasonable efforts to develop seladelpar and complete its development program in accordance with the Agreement and an agreed timeline. The Optional Funding is subject to certain customary funding conditions.

In return, CymaBay will pay to Abingworth (1) upon the first to occur of regulatory approval of seladelpar for the treatment of PBC in the U.S., U.K., Germany, Spain, Italy or France (“Regulatory Approval”), fixed success payments equal to 2.0x of the funding provided, consisting of $10 million after Regulatory Approval and thereafter anniversary payments for the following six years of $15 million, $22.5 million, $22.5 million, $25 million, $27.5 million and $27.5 million, respectively (or if the Optional Funding is provided, 133% of such payments) and (2) variable success payments equal to 1.1x of the funding provided, consisting of sales milestone payments of (x) $17.5 million and $27.5 million, respectively (or if the Optional Funding is provided, 133% of such payments) upon first reaching certain cumulative U.S. product sales thresholds, and (y) $37.5 million (or if the Optional Funding is provided, 133% of such payment) upon first reaching a specified U.S. product sales run rate.

At the time that Abingworth receives, collectively, an aggregate of 3.1x of the funding provided (approximately $232.5 million (or $310 million if the Optional Funding is provided)), CymaBay’s payment obligations under the Agreement will be fully satisfied. CymaBay has the option to satisfy its payment obligations to Abingworth upon Regulatory Approval, or a change of control of CymaBay, by paying an amount equal to the remaining payments payable to Abingworth subject to a mid-single-digit discount rate. Upon a change of control of CymaBay, an acceleration payment of 1.35x of the funding provided is payable, net of payments already made to Abingworth and creditable against future payments to Abingworth.

CymaBay will grant Abingworth a security interest in all of its assets (other than intellectual property not related to seladelpar), provided that CymaBay will be permitted to incur certain indebtedness. The security interest will terminate when CymaBay has paid Abingworth 2.0x of the funding provided or upon certain terminations of the Agreement. The Agreement also includes customary representations and warranties and covenants.

The Agreement terminates upon the payment of all payments owing to Abingworth, unless earlier terminated. The Agreement may be earlier terminated by Abingworth if (i) CymaBay fails to use commercially reasonable efforts to develop seladelpar as set forth in the Agreement or fails to make required payments (“Fundamental Breach”), (ii) CymaBay suffers a material adverse event, (iii) there is a material adverse patent impact on CymaBay’s intellectual property covering seladelpar, (iv) there are certain irresolvable disagreements within the executive review committee overseeing CymaBay’s development of seladelpar, (v) the security interests of Abingworth are invalidated or terminated other than as set forth in the Agreement or (vi) the RESPONSE clinical trial is completed or terminated and (1) the primary endpoint is not met or (2) Abingworth reasonably determines that the results of the RESPONSE clinical trial do not support regulatory approval. The Agreement may be earlier terminated by CymaBay if (i) Abingworth fails to fund as provided in the Agreement, (ii) Abingworth fails to release its security interests as provided in the Agreement or (iii) the RESPONSE clinical trial is completed or terminated and the primary endpoint is not met. The Agreement may be terminated by either party (i) if the other party materially breaches the Agreement (“Material Breach”), (ii) if seladelpar fails to receive regulatory approval in the U.S., U.K. or E.U., (iii) upon the bankruptcy of the other party, (iv) if a serious safety concern arises in a seladelpar clinical trial or (v) upon a change of control of CymaBay.

In certain instances, upon the termination of the Agreement, CymaBay will be obligated to pay Abingworth a multiple of the amounts paid to CymaBay under the Agreement, including specifically,

(i) 310% of such amounts in the event that Abingworth terminates the agreement due to (x) a Fundamental Breach, (y) the bankruptcy of CymaBay, or (z) a safety concern resulting from gross negligence on the part of CymaBay or due to a safety concern that was material on the Effective Date and the material data showing such safety concern was not publicly known, disclosed to Abingworth, or in the diligence room made available to Abingworth,

(ii) 200% of such amounts in the event the Agreement is terminated due to (x) Material Breach by CymaBay or (y) the security interests of Abingworth being invalidated or terminated other than as set forth in the Agreement, and

(iii) 100% of such amounts in the event of certain irresolvable disagreements within the executive review committee overseeing CymaBay’s development of seladelpar.

In addition, if, following certain terminations, CymaBay continues to develop seladelpar for the treatment of PBC and obtains Regulatory Approval, it will make the payments to Abingworth as if the Agreement had not been terminated, less any payments made upon termination.

The Agreement provides that the Company will raise additional funds in a public or private offering within nine months of the Effective Date.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by the full text of the Agreement, a copy of which will be filed as an exhibit to a subsequent filing with the Securities and Exchange Commission.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth under Item 1.01 is incorporated by reference here.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CymaBay Therapeutics, Inc.

By:	/s/ Paul Quinlan
Paul Quinlan
General Counsel and Corporate Secretary

Date: August 2, 2021

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